Exhibit 5.1

Buchanan Ingersoll & Rooney PC

February 24, 2016

EQT Corporation

625 Liberty Avenue, Suite 1700

Pittsburgh, Pennsylvania 15222

Attn: Kimberly L. Sachse, Esq.

Deputy General Counsel, Governance and Enterprise Risk

Ladies and Gentlemen:

We have acted as special counsel to EQT Corporation, a Pennsylvania corporation (the “Company”), in connection with the proposed issuance by the Company of up to 7,475,000 shares (the “Shares”) of the Company’s common stock, no par value, in connection with the Company’s filing of a prospectus supplement (the “Prospectus Supplement”) dated February 19, 2016 filed pursuant to Rule 424(b)(2) on February 22, 2016 under the Securities Act of 1933, as amended (the “Securities Act”), and the accompanying prospectus dated October 17, 2013 (the “Base Prospectus”) and together with the Prospectus Supplement, the “Prospectus”) covering the offering and sale of 6,500,000 Shares and up to 975,000 additional Shares which may be sold at the underwriter’s option to cover over-allotments.  The Base Prospectus forms a part of the Registration Statement on Form S-3 (File No. 333-191781) filed by the Company under the Securities Act with the Securities and Exchange Commission (the “SEC”) on October 17, 2013 (the “Registration Statement”).

We have examined and relied upon the Prospectus, the Registration Statement, an executed copy of the Underwriting Agreement dated February 19, 2016, by and between the Company and Goldman, Sachs & Co., as the underwriter named therein (the “Underwriting Agreement”), the Restated Articles of Incorporation, the Amended and Restated Bylaws and certain resolutions of the Board of Directors of the Company all as certified by the Company’s corporate secretary, the corporate minute books of the Company as provided to us by the Company, and originals or copies, certified or otherwise identified to our satisfaction, of such documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinion set forth herein.

In our examination of the documents described above, we have assumed the genuineness of all signatures, the legal capacity of all individual signatories, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of such original documents and the completeness and accuracy of all such documents provided to us by the Company. As to any facts material to the opinion expressed herein, we have, when such facts were not independently established, relied upon certificates of public officials and certificates, oaths, declarations and representations of the Company and of its officers, directors and other representatives.

We have assumed that, other than with respect to the Company, all of the documents referred to in this opinion letter have been duly authorized by, have duly executed and delivered by, and constitute the valid, binding and enforceable obligations of, all of the parties to such documents, all of the signatories to such documents have been duly authorized and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and upon the issuance and delivery of the Shares and the receipt by the Company of all consideration therefor in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

Our opinion is limited to the Business Corporation Law of the Commonwealth of Pennsylvania (including the reported judicial decisions interpreting the Pennsylvania Business Corporation Law) (collectively, the “Opinioned Law”).  We express no opinion regarding any jurisdiction other than the Commonwealth of Pennsylvania or regarding any laws other than the Opinioned Law (including, without limitation, no opinion is expressed with respect to compliance with the federal securities laws or state blue sky securities laws).  The opinions expressed herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

We hereby consent to the filing of this opinion with the SEC as Exhibit 5.1 to a Current Report on Form 8-K and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

Very truly yours,

BUCHANAN INGERSOLL & ROONEY PC

By:	/s/ Lewis U. Davis, Jr.
Lewis U. Davis, Jr.